EXHIBIT 10.1

TOTAL NUTRACEUTICAL SOLUTIONS, INC.

CONSULTING AGREEMENT

AGREEMENT made as of January 1, 2010 by and between  Devin Andres (hereafter referred to as “Consultant”), having a place of business at  10105 Wheatland Road, Salem, OR 97303 and Total Nutraceutical Solutions, Inc. (hereafter referred to as “TNS”) having a place of business at 80 Columbia Street, PO Box 910, Stevenson, WA 98648.

WHEREAS, the Parties entered into a Consulting Agreement on January 1, 2010 pursuant to which Consultant advised and assisted TNS in certain matters relating to development and integration of a successful social media strategy for marketing, including but not limited to blogs, RSS feeds, Facebook, and Twitter, website optimization, and/or such other business endeavor(s) as TNS and the Consultant shall mutually agree upon; and,

WHEREAS, on January 1, 2010, as a consulting fee, the Consultant was granted a five year common stock purchase warrant to purchase 50,000 shares of common stock at $0.25 per share, with 25,000 issued on January 1, 2010, with 12,500 to vest on December 31, 2010 and the final 12,500 to vest on December 31, 2011;

WHEREAS, TNS needs Consultant to perform additional services as detailed below;

WHEREAS, the Consultant is willing to perform such additional services as an independent contractor.

NOW, THEREFORE, the parties hereto agree as follows:

1.

Services.  The Consultant shall continue to perform such consulting services on a project by project basis as are requested by TNS, specifically related to development and integration of a successful social media strategy for marketing, including but not limited to blogs, RSS feeds, Facebook, Twitter, and website optimization. In addition, the Consultant shall plan, direct and coordinate strategic business operations to align with the direction set forth by the Chief Executive Officer and Board of Directors of TNS and will facilitate the day to day operations of the Company to ensure the timely completion of goals and objectives as outlined by the CEO.  The Consultant shall build the market position of the Company by locating, developing, and defining strategic business positions and maximizing opportunities for TNS and TNS products.  The Consultant shall report to and take instructions from the Company’s CEO.

2.

Consulting Fees.  As compensation for the Consultant’s services under this Agreement, TNS agrees to pay Consultant cash compensation in the amount of $6,000 per month.  In addition, the 50,000 warrants previously granted to Consultant pursuant to the Consulting Agreement of January 1, 2010 shall continue to vest and 12,500 warrants will be issued December 31, 2010, and 12,500 warrants shall be issued on December 31, 2011.  In the event TNS files a registration statement, the

Company agrees to register any shares underlying the warrants that have been issued to the Consultant.

3.

Vesting of Warrant.  Consultant’s warrant will continue to vest during the period in which continuous service is provided by Consultant under this agreement or any extension of this agreement.  If the Consultant terminates this agreement for any reason prior to the Term of this Agreement or if TNS terminates this Agreement for cause at any time prior to that date, vesting shall cease and warrant(s) vested as of such date shall remain exercisable for a period of 90 days from the date of termination. Termination shall be for “cause” in the event of the occurrence of any of the following: (a) any intentional action or intentional failure to act by Consultant that was performed in bad faith and to the detriment of the Company; (b) any willful and habitual neglect of the duties of the Consultant assigned herein or by the Chief Executive Officer from time to time following the provision of written notice thereof and a reasonable opportunity to cure; or (c) any conviction of a felony crime under the state or federal laws of the United States of America.  If this Agreement is terminated for any other reason other than as set forth above (including non-renewal by either party), or in the event of a change in control, all outstanding, unvested shares shall automatically and immediately vest. The warrant(s), to the extent vested as of such date shall remain exercisable until their original expiration date, and the warrant(s) to the extent unvested shall continue to vest in accordance with the provisions of Section 2(a) and shall remain exercisable until its original expiration date.

4.

Term.  This agreement is terminable at any time by either party for any or no reason.  Unless terminated earlier or extended by agreement of both parties, this agreement shall expire on December 31, 2011.

5.

Confidentiality.  The Consultant acknowledges that TNS will provide him with information which may constitute confidential, non-public information concerning TNS. The Consultant agrees that he will maintain in confidence and will not disclose to any third party (unless compelled by law) or use for his own benefit (other than for performance of services under this Agreement) any confidential or proprietary information, inventions, or other information disclosed to him by TNS (as defined in the Confidentiality and non-Disclosure Agreement already signed by the parties). The Consultant further agrees to take reasonable precautions to prevent any unauthorized disclosure of any such information. The Consultant acknowledges that this obligation shall survive the termination of this Agreement for 5 years without regard to the reason for such termination. Upon termination of this Agreement or upon TNS request the Consultant shall return immediately to TNS all confidential information. The Confidentiality Agreement signed by the Consultant is incorporated into this agreement by reference as Exhibit 1.

6.

Independent Contractor. The parties acknowledge and agree that the Consultant shall provide his services hereunder as an independent contractor. Nothing herein shall in any way be construed to constitute Consultant as an employee of TNS. As an independent contractor, the Consultant shall not participate in any employee benefits provided by TNS to its employees, including worker’s compensation insurance, disability, pension, or other employee plans. The Consultant assumes full responsibility and liability for the payment of any taxes due on money received by him hereunder.

7.

Exclusive Arrangements. The Consultant represents that he is not a party to any agreement which represents a conflict of interest with his role as TNS’ consultant or the terms of this Agreement or which materially and adversely affects Consultant’s ability to perform the defined services for TNS. Further, Consultant agrees he will not enter into any agreement or business relationship during the term of this Agreement that could place him in a conflict of interest position.

8.

Assignment of Developments. All ideas, discoveries, inventions, methods, data, formulae, improvements, biological materials, computer programs, source code, designs and all other results of the Consultant’s services hereunder (Developments) whether or not reduced to practice and whether or not protectable under state, federal, or foreign patent, copyright, trade secrecy or similar laws, shall be the exclusive property of TNS. The Consultant shall promptly and fully disclose to TNS any and all Developments conceived, reduced to practice, created or developed by the Consultant, alone or by the Consultant and others, or both, in the course of providing services under this Agreement. The Consultant hereby assigns and agrees to assign to TNS all of the Consultant’s right, title and interest in and to any and all Developments. During and after the Consulting Period, Consultant agrees to cooperate fully in obtaining patent, copyright or other proprietary protection for such Developments, all in the name of TNS and at TNS’ cost and expense, and without limitation, shall execute and deliver all requested applications, assignments and other documents, and shall take such other measures as TNS shall reasonably request in order to perfect and enforce TNS rights in the Developments, and hereby appoints TNS its attorney to execute and deliver any such documents on its behalf in the event the Consultant fails or refuses to do so.

9.

Assignment.  This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by Consultant without the prior written consent of TNS.

10.

Effect of Termination.  Upon termination of this Agreement, neither the Consultant nor TNS shall have any further obligations under this Agreement, except for payment by TNS in respect of liabilities accrued through the date of termination, the terms of Section 3 and 4 herein and the Confidentiality and non-Disclosure Agreement.

12.

Notices.  All notices required to be given hereunder shall be given to the parties at the addresses set forth below or to such other addresses as the parties may from time to time designate by notice so given. All notices shall be in writing and shall be served or given by registered or certified mail, postage prepaid, or by actual delivery. Notice shall be effective on the date of actual receipt or on which delivery is refused.

TNS:

Marvin S. Hausman, M.D.

Total Nutraceutical Solutions

80 Columbia Street

PO Box 910

Stevenson, WA 98648

Consultant:

Devin Andres

2410 Church Street NE

Salem, OR 97301

13.

Complete Agreement.  This Agreement supersedes all prior consulting agreements and understandings between the parties, and may not be altered, changed or terminated orally. No alteration, change, termination, or attempted waiver of any of the provisions hereof by one party shall be binding without the written consent of the party to be charged therewith.

14.

Arbitration.  Should either party wish to commence any legal proceeding involving this Agreement, the moving party shall be entitled to initiate arbitration proceedings. Proceeding shall be initiated and conducted in Foster City, California under the rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding. The party prevailing in such proceedings shall be entitled to recover its or his costs and reasonable attorneys’ fees from the party not prevailing.

CONSULTANT		TOTAL NUTRACEUTICAL SOLUTIONS.

BY:	/s/ Devin Andres	BY:	/s/ Marvin S. Hausman, M.D.
	Devin Andres		Marvin S. Hausman, M.D.
Chief Executive Officer
DATE:	March 1, 2010	DATE:	March 1, 2010

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